                                                                    EXHIBIT 99.1

                          Forest City Enterprises, Inc.
                  Terminal Tower, 50 Public Square, Suite 1100
                              Cleveland, Ohio 44113



                                February 5, 2003

Member of the Board of Directors or
Executive Officer of Forest City Enterprises, Inc.


         RE:      FOREST CITY ENTERPRISES, INC. - 401K PLAN
                  BLACKOUT TRADING RESTRICTIONS

Dear Director/Executive Officer:

Forest City Enterprises, Inc. ("FCE") is pleased to announce that it will be changing pension plan administrators for the Forest City Savings Plan and Trust (the "401k Plan") offered to its employees. The 401k Plan, which is presently being administered by KeyBank, will be moving to T. Rowe Price. From February 20, 2003 through March 31, 2003, you will be prohibited from purchasing, selling or otherwise acquiring or transferring FCE Class A stock or FCE Class B stock (or any related derivative security) if you acquired such securities in connection with your service to or employment with FCE. As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities Exchange Commission commonly referred to as Regulation BTR (the "Blackout Trading Restrictions").

Section 306(a) of the Sarbanes Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during certain periods when employees are unable to purchase or sell issuer equity securities held in 401k or similar plans. These periods are referred to as "blackout periods."

As a result of the change in administrators of the 401k Plan, from February 20, 2003 through March 31, 2003, the administrators require certain pension plan activity to cease so that assets and account balances may be properly transferred. During this blackout period, pension plan participants will be unable to change current investment elections and reallocate account balances. Under these circumstances, because shares of FCE Class A stock and FCE Class B stock are investment options under the pension plan, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, directors and executive officers of FCE are prohibited from purchasing, selling or otherwise acquiring or transferring shares of FCE Class A stock or FCE Class B stock (or any related derivative security) acquired in connection with service to or employment with FCE. In the event that the anticipated blackout dates are changed an additional notice will be distributed providing the updated information.

Please feel free to contact me at (216) 416-3269 with any questions that you may have concerning the foregoing. If I am unavailable you may also contact Patricia
A. Comai at (216) 416-3252 with any questions that you may have regarding this matter.

                                        Very truly yours,



                                        Geralyn M. Presti













                                       2